Exhibit 99.1

For Immediate Release

March 24, 2008

AVI BioPharma Announces Close of Ercole Biotech Acquisition

Deal Consolidates AVI’s Position in Directed Alternative RNA Splicing Therapeutics

PORTLAND, Ore.— March 24, 2008 — AVI BioPharma, Inc. (Nasdaq: AVII) today announced the closing on March 20, 2008 of the previously announced merger transaction between AVI and Ercole Biotechnology Inc.

Under the terms of the agreement, AVI is issuing $7.4 million in AVI common stock valued at $1.3161 per share in exchange for all outstanding shares of Ercole stock not already owned by AVI.   In addition, AVI has assumed responsibility for $1.5 million in liabilities of Ercole, to be paid by a combination of cash and AVI stock.

The Importance of RNA Splicing

Through the Human Genome Project and subsequent studies, the way in which the body controls cellular processes has become clearer.  Rather than just turning gene expression on and off, we now understand that cells create enormous diversity in how proteins are constructed – diversity that stems from variances in how mRNA is spliced.  Alternative splicing explains how the 26,000 genes in the human genome result in 150,000 different proteins.

In some cases, alternative forms of the same protein – made from splicing together different combination of exons – may have opposing functions.  One version of a protein may contribute to disease pathology, whereas another variant may provide therapeutic benefit.  In other cases, such as Duchenne muscular dystrophy (DMD), gene mutations impair the cell’s ability to correctly splice RNA that codes for a critical protein.  It is this last approach – that of RNA repair – which underpins AVI’s ongoing clinical trials in DMD.

The ability to direct mRNA splicing is a powerful platform for creating new drugs with the potential for treating a wide range of genetic and acquired diseases.

About Duchenne Muscular Dystrophy

Duchenne muscular dystrophy is an ultimately fatal disorder that is characterized by rapidly progressing muscle weakness and atrophy of muscle tissue starting in the legs and pelvis and later affecting other sites in the body, including the diaphragm and heart.  DMD is the most common form of muscular dystrophy, affecting one in 3,500 young males.  An estimated 17,000 boys and young men are afflicted with DMD in the U.S. alone.  Women can be carriers of DMD but usually exhibit no symptoms.  DMD is caused by mutations in the dystrophin gene, which encodes a protein that is essential to the structure and function of muscle cells.  There is no known effective treatment for DMD, and most patients with DMD die of respiratory and/or heart failure.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NEUGENE® antisense drugs and ESPRIT alternative RNA splicing technology.  AVI’s ESPRIT technology is initially being applied to potential treatments for Duchenne muscular dystrophy.  AVI’s NEUGENE compounds are also designed to treat cardiovascular restenosis in stent and coronary artery bypass graft (CABG) procedures.  In addition to targeting specific genes in the body, AVI’s antiviral program uses NEUGENE antisense compounds to combat disease by targeting single-stranded RNA viruses, including Marburg Musoke and Ebola Zaire viruses.  More information about AVI is available at www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.